THE CAMBRIGE STRATEGY CODE OF ETHICS

According to Rule 204A-1 of the Advisers Act, investment advisers must establish, maintain and enforce a Code of Ethics.  An adviser’s Code of Ethics must establish and describe a standard of business conduct that the adviser requires of all its supervised persons.  While Rule 204A-1 does not require an adviser to adopt a particular standard, the Code of Ethics must reflect the adviser’s fiduciary obligations and those of its supervised persons, and must require compliance with federal securities laws.  The Cambridge Strategy has established this Code of Ethics which will apply to all supervised persons of The Cambridge Strategy.  Persons associated in any manner with The Cambridge Strategy will be considered supervised persons for the purpose of this Code of Ethics.  This Code will be available and distributed to all supervised persons of The Cambridge Strategy.  A summary of this Code of Ethics will be disclosed in The Cambridge Strategy’s Form ADV along with a statement informing clients that they may request an entire copy of the Code of Ethics.  If a client makes a request for a copy of this Code of Ethics, The Chief Compliance Officer will provide a copy to the client within ten business days of receiving the request.  The Chief Compliance Officer is responsible for maintaining the Code of Ethics Client Request/Receipt Log and will record all client requests for and delivery of the Code of Ethics.

An investment adviser is considered a fiduciary under the Advisers Act.  As a fiduciary, it is an investment adviser’s responsibility to provide fair and full disclosure of all material facts.  In addition, an investment adviser has a duty of utmost good faith to act solely in the best interests of each client.  The Cambridge Strategy and its supervised persons have a fiduciary duty to all clients.  As fiduciaries, it is unlawful for The Cambridge Strategy and its supervised persons to engage in fraudulent, deceptive, or manipulative activities.  The Cambridge Strategy and its supervised persons will act in each client’s best interests at all times and will not at any time place their interests ahead of any client’s interests.  This fiduciary duty is considered the core underlying principle for The Cambridge Strategy’s Code of Ethics and personal trading policy and represents the expected basis for all supervised persons’ dealings with clients of The Cambridge Strategy.

The anti-fraud provisions of the Advisers Act and federal and state rules and regulations make it unlawful for an investment adviser to directly or indirectly “employ any device, scheme or artifice to defraud a client or a prospective client” or to “engage in any transaction, practice, or course of business which operates as a fraud or deceit upon any client or prospective client.”  The Cambridge Strategy requires all of its supervised persons to conduct business with the highest level of ethical standards and to comply with all applicable federal and state securities laws at all times.  The Chief Compliance Officer will be responsible for setting standards and internal policies and procedures to ensure that The Cambridge Strategy and its supervised persons conduct business with the highest level of ethical standards.  The Chief Compliance Officer will be responsible for establishing procedures to prevent and detect any violations of firm or regulatory rules and regulations.  In addition, The Chief Compliance Officer will be responsible for establishing and enforcing risk management policies and procedures that are designed to ensure that advisory activities are conducted in accordance with this Code.

The Chief Compliance Officer will also be responsible for making sure that all advisory personnel fully understand The Cambridge Strategy’s policies and procedures and that a review system is established to make sure that these policies and procedures are effective and adhered to by all advisory personnel.  All supervised persons will receive a copy of The Cambridge Strategy’s Code of Ethics.  The Chief Compliance Officer will make sure that all supervised persons receive a copy of, understand and agree to comply with The Cambridge Strategy’s Code of Ethics.  All supervised persons will sign a written acknowledgement that they have read, understand and agree to comply with The Cambridge Strategy’s Code of Ethics initially upon employment and then each time the Code of Ethics is amended.  Additionally, all supervised persons will be required to review this Code of Ethics on an annual basis and will be required to sign an annual acknowledgment.  The Chief Compliance Officer will be responsible for notifying all supervised persons of any changes to this Code of Ethics and an updated acknowledgement will be obtained from each supervised person any time changes are made.

The Cambridge Strategy has the responsibility to make sure that the interests of clients are placed ahead of its or any supervised person’s own investment interest.  All of The Cambridge Strategy’s supervised persons will conduct business in an honest, ethical, and fair manner.  Full disclosure of all material facts and potential conflicts of interest will be provided to clients prior to any services being conducted.  A conflict of interest occurs when a supervised person’s private interest interferes with the interests of or the service to The Cambridge Strategy or any of its clients.  The Cambridge Strategy has the responsibility to avoid all circumstances that might negatively affect or appear to affect its duty of complete loyalty to its clients.  No one supervised by The Cambridge Strategy will engage in any conduct or act, directly, indirectly or through any other person that would be unlawful for such person to do under the provisions of any rules and regulations.  If a supervised person is unsure whether a situation would be considered a conflict of interest, the supervised person should consult with The Chief Compliance Officer before taking an action that may result in a conflict of interest.

The Cambridge Strategy will:

1.
Maintain and amend as needed internal standards, policies, procedures, and controls to promote compliance with this Code and with other policies and procedures designed to promote each supervised persons fiduciary responsibility.

2.	Perform periodic internal and external reviews and audits of the company’s standards, policies, procedures, and controls.
3.	Provide ongoing training regarding this Code of Ethics and the company’s risk management policies and procedures to all supervised persons.
4.
Provide an environment that encourages supervised persons to engage in safe and confidential discussions and disclosures to The Chief Compliance Officer or other appropriate senior management persons regarding any violations or potential violations to this Code.

5.
Establish clear lines of accountability for the company’s internal policies and procedures, including provisions relating to the responsibilities of employees, officers and directors with appropriate oversight by The Chief Compliance Officer or designated parties.

Any person engaging in an unethical business practice is subject to having his/her license denied, suspended or revoked and employment terminated.  The following activities are examples of unethical business practices:

•	Exploitation

•	Non-disclosure
•	Incomplete disclosure or misstatement of material facts
•	Manipulative or deceptive practices
•	Aiding or abetting any unethical practices

The Cambridge Strategy and its supervised persons will not engage in any dishonest or unethical conduct including, but not limited to:

1.	Engaging in any act, practice, or course of business that is fraudulent, deceptive, or manipulative contrary to any rules or regulations established by all governing regulatory bodies.

2.
Misrepresenting the qualifications of The Cambridge Strategy, its investment adviser representatives or any of its supervised persons, the nature of the advisory services offered by The Cambridge Strategy or the fees to be charged to any advisory client.

3.	Failing to disclose to all clients the availability of any fee discounts.

4.	Omitting from any written or verbal communication a material fact that would make statements regarding qualifications, services, or fees misleading.

5.
Providing reports or recommendations to any advisory client prepared by someone other than The Cambridge Strategy without disclosing that fact to clients.  This does not apply to situations where The Cambridge Strategy uses published research reports or statistical analyses when providing services to clients.

6.
Charging fees that are unreasonable relative to the types of services provided, the experience and knowledge of the investment adviser representative providing the services, and the sophistication of the client.  In addition, disclosure that similar services may be available for lower fees from other advisers must be made to all clients.

7.
  Failing to disclose material conflicts of interest in relation to the adviser or any of its supervised persons in writing prior to providing services if such information could reasonably cause the advice to be biased and not objective.

8.	Publishing, circulating, or distributing any advertisement that has not been approved and that does not comply with the proper regulatory requirements.

9.	Limiting a client’s options with regard to the pursuit of a civil case or arbitration.

10.	Disclosing any confidential information of any client, unless required by law to do so or having received written authorization from the client to do so.

11.	Failing to provide the proper disclosure documents (Form ADV Part 2A and Part 2B) prior to or at the time of executing a client agreement for advisory services.

12.	Entering into, extending, or renewing an agreement for advisory services unless such agreement is in writing.

13.	Using contracts that seek to limit or avoid an adviser’s liability under the law.

14.
Creating any condition, stipulation, or provision as part of any advisory client agreement that limits or attempts to limit the liability of The Cambridge Strategy or any of its supervised persons for willful misconduct or gross negligence.

INSIDER TRADING

Improper use of inside information when conducting any securities transaction is a serious violation of securities laws and will not be tolerated.  Any person having access to material, non-public information will violate anti-fraud provisions of the federal securities laws by effecting transactions or communicating such information for the purpose of effecting transactions in such securities without public disclosure of the information.  Supervised persons will not purchase or sell a security, either personally or on behalf of others, while in the possession of material, non-public information.  Supervised persons are also forbidden to communicate material, non-public information to others in violation of the law.  This policy applies to all supervised persons and extends to activities within and outside of their duties with The Cambridge Strategy.

The Chief Compliance Officer will be responsible for establishing, implementing, monitoring and enforcing all of The Cambridge Strategy’s policies and procedures regarding insider trading.  If any supervised person is unsure whether information could violate The Cambridge Strategy’s policies and procedures on insider trading or has questions on any aspect of The Cambridge Strategy’s policies and procedures on insider trading, questions should be directed to The Chief Compliance Officer  prior to implementing any trades.  The prohibition on the use of inside information extends to family members, associates and acquaintances of the person coming into possession of such information.

Any time a supervised person suspects that a client or another supervised person is trading based on inside information or determines that they have received material, non-public information, it must be reported to The Chief Compliance Officer immediately.  Persons having knowledge of material, non-public information will not place any securities transactions in securities relating to such information for any account.  In addition, no recommendations will be made in relation to any securities affected by the information.  Information will be communicated only to The Chief Compliance Officer who will then determine the appropriate course of action to take.  The Chief Compliance Officer will communicate the appropriate course of action to the supervised person(s) having knowledge of the information.  The Chief Compliance Officer will confidentially document The Cambridge Strategy’s actions in addressing the material inside information.

The Chief Compliance Officer is responsible for supervising all supervised persons conducting advisory business and is responsible for restricting, as much as possible, the number of supervised persons having access to any inside information.  Only those supervised persons with a need to know such information for the purpose of their job performance will have such information disclosed to them.  If such information must be disclosed to a supervised person, The Chief Compliance Officer will document the following:

•	The name of each supervised person to whom the information was communicated to
•	The supervised person’s position within the company
•	The name of the security affected
•	The name of the person requesting communication of the information
•	The reason for the communication
•	The nature of the communication
•	The date of the communication

The Chief Compliance Officer is responsible for establishing procedures, reviewing procedures, updating procedures and ensuring that all supervised persons are continuously aware of and understand procedures regarding insider trading policies and procedures.  The Cambridge Strategy’s policies will be reviewed on a regular basis and updated as necessary.  Any questions in relation to The Cambridge Strategy’s policies on inside information should be directed to The Chief Compliance Officer.  All supervised persons will be required to review The Cambridge Strategy’s written Compliance and Supervisory Procedures Manual at least annually.  Supervised persons will then sign an acknowledgement indicating that they are aware of, understand and agree to comply with The Cambridge Strategy’s policies and procedures at all times.  Since The Cambridge Strategy’s insider trading policies and procedures are included in this manual, supervised persons are acknowledging that they are aware of, understand and will comply with The Cambridge Strategy’s insider trading policies and procedures at all times.  If The Cambridge Strategy is aware of any securities that it is restricting from trading, The Chief Compliance Officer will maintain a list of these securities.  This list will be kept current at all times and will be provided to all supervised persons on a regular basis.

The Chief Compliance Officer will perform the following procedures no less than quarterly for the purpose of detecting insider trading:

•	Review trading activity reports or confirmations and statements for each officer, director, investment adviser representative and supervised person of The Cambridge Strategy

•	Review and monitor the trading activity of all accounts managed by The Cambridge Strategy.

The consequences for trading on or communicating material, non-public information are severe.  Consequences can be imposed on the persons involved in insider trading and their employer.  Penalties can be imposed even if the parties involved do not personally benefit from the activities involved in the violation.  In addition to the regulatory and criminal penalties that could be imposed, supervised persons can expect that any violation of The Cambridge Strategy’s insider trading policy will result in serious penalties to all parties involved, potentially including dismissal from employment with The Cambridge Strategy.

PERSONAL SECURITIES TRANSACTIONS

The Cambridge Strategy and its supervised persons may buy or sell securities for their personal accounts.  However, it is The Cambridge Strategy’s policy that no supervised person will put his or her interests before a client’s interests.  To ensure client’s interests are properly protected, The Cambridge Strategy has enacted the following Personal Account Dealing (PAD) procedures:

•	Requests for authorization to deal must be in writing, as must their authorization.
•
The PAD Request and Authorization Form must be completed in full and signed and dated by the individual seeking authorization to deal. The signature is made against a statement to the effect that in undertaking the deal the individual is not in breach of the insider dealing legislation, and that the interests of clients are not prejudiced by his/her dealing. Once the request form has been completed and signed it should be submitted to the compliance officer for his consideration.

•
In considering whether or not to give his authorization to the proposed deal, the authorizing individual will consider whether it is, or is likely to be, in breach of the insider dealing legislation, and whether the interests of clients are prejudiced by it being undertaken.

•
Approvals will be evidenced by the authorizing individual’s dated signature on the PAD Request and Authorization Form. Approvals last only for one week following the date of approval. If the deal has not been undertaken within that time, the approval lapses and a fresh request must be made.

•
An individual seeking authorization of a deal may be notified orally of the authorizing individual’s decision as soon as it has been made and the signed form will be returned to him immediately thereafter. Once approval has been received, as evidenced by the signed form, the deal may be undertaken.

•	Once a personal account deal has been completed, it must be notified to the Compliance Officer within 14 days of the transaction date. The notification must contain the following details:-
a)	Transaction date and time;
b)	Whether the transaction was a purchase or a sale;
c)	The security dealt in; and
d)	The value of the transaction.
•	In addition, a copy of the broker’s contract note related to the transaction must be received by the Compliance Officer direct from the broker of the individual concerned.

Before dealing on his/her personal account through a particular broker for the first time, a director or employee must ensure that the broker has confirmed in writing to the Compliance Officer that it will send him a copy of the contract notes in relation to each deal undertaken by that individual as soon as it is produced.

The Compliance Officer must write to the individual’s brokers requesting them to confirm in writing to the Compliance Officer that for any deals they undertake on behalf of the individual named in the letter they will send a contract note directly to the Compliance Officer as soon as one is produced.

The Compliance Officer will notify the individual concerned once confirmation has been received from the individual’s brokers. The individual may then deal through those brokers.

Before a supervised person places a personal trade, the following should be considered:

1.	Is the transaction likely to harm any client?
2.	Is there an appearance or suggestion of impropriety?

Per the requirements of Rule 204A-1 of the Advisers Act, all persons associated with The Cambridge Strategy who are also considered access persons will be required to report all securities transactions to The Chief Compliance Officer.  An access person has been defined by the SEC, under Rule 204A-1(e)(1), as:

(i)	Any of your supervised persons:
(A)	Who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or
(B)	Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.
(ii)	If providing investment advice is your primary business, all of your directors, officers, and partners are presumed to be access persons.

Access persons must report trades implemented for a personal account, an account of any household family member (spouse, minor children, or other adults residing in the same household) or any account for which the access person acts as a trustee.  Personal securities transactions that need to be reported include stocks, bonds, limited partnerships, options, and other general securities. Currency transactions that amount to less than USD 250,000 do not need to be reported. Transactions involving any of the following do not need to be included on the report:

•	Open-end mutual fund (unless the adviser or a control affiliate acts as the investment adviser or principal underwriter for the fund)
•	Money market instruments
•	Bankers’ acceptances
•	Bank CDs
•	Commercial paper and high quality short-term debt instruments
•
Variable annuities funded by insurance company separate accounts organized as unit investment trusts. Such separate accounts typically are divided into subaccounts, each of which invests exclusively in shares of an underlying open-end fund.

•	Government securities
•	Unit Investment Trusts (UITs) provided that the UIT is invested exclusively in unaffiliated mutual funds
•	Exchange Traded Funds (ETF’s)

REPORTING REQUIREMENTS
Access persons must disclose where all personal securities accounts are maintained.  All access persons will be required to set-up The Cambridge Strategy as an interested party on all brokerage accounts.  This will allow The Cambridge Strategy to receive duplicate copies of statements and confirmations on these accounts.  Access persons must verify that The Cambridge Strategy will receive the statements no later than 30 days after the end of the applicable quarter.  All access persons will sign an annual statement acknowledging that they have established The Cambridge Strategy as an interested party to receive copies of all confirmations and statements relating to any personal brokerage account.

The Chief Compliance Officer will receive, review, and approve a copy of all confirmations and statements for access persons accounts.  These documents will be reviewed for the following:

•	To assess whether persons are following the firm’s policies and procedures
•	To assess whether any trades are being placed in securities held in client portfolios or are under consideration for inclusion in client portfolios.
•	To assess whether clients are receiving terms as favorable as the access person is receiving
•	Currency transactions exceed USD 250,000

If all required information is not included on the confirmations and statements, the access persons will be required to report any missing information to The Chief Compliance Officer. All approved confirmations and statements will be maintained in The Cambridge Strategy’s personal securities transactions file.

The Chief Compliance Officer will review these personal securities transactions for inappropriate conduct like front-running, scalping, insider trading, or other misuses of confidential client information.  The review will also focus upon whether there are violations of any restricted lists, black-out periods, or other conditions placed on access persons’ personal trading activities or holdings.

GIFTS AND ENTERTAINMENT

Receiving or giving any gift of more than 50 British Pound Sterling from any person or entity that does business with or on behalf of any client/investor shall be reported to The Chief Compliance Officer. Gifts that may be considered excessive are  prohibited, as a general rule a gift will be considered excessive if it is over £150 in value. The Chief Compliance Officer will have the final say in determining the suitability of any gift or entertainment offered or received.

Any gifts given or received by The Cambridge Strategy or any of its supervised persons are considered in aggregate whether or not they were conferred by the same or different people at The Cambridge Strategy or the other (recipient) firm or party.

For purposes of The Cambridge Strategy’s policies regarding entertainment, an entertainment event will include any conference or sponsored outing.

These guidelines are designed to include supervised persons and members of a supervised person’s immediate family. All gifts above the threshold must be recorded on the firm’s Register of Gift’s and Benefits.

Supervised persons may invite clients to an event provided that the purpose of the meeting is to discuss The Cambridge Strategy’s business and the event has been approved by The Chief Compliance Officer.

All employees should be noted that The Cambridge Strategy (Asset Management) Limited is a company registered in England and Wales and gifts and benefits given and received may be subject to the Bribery Act (2010) in the United Kingdom, even if the gift or entertainment took place in the United States.

VIOLATIONS

Supervised persons are required to report any violations relating to The Cambridge Strategy’s Code of Ethics, Insider Trading or Personal Securities Transactions Policies and Procedures to The Chief Compliance Officer.  Such reports will not be viewed negatively by The Cambridge Strategy’s management staff, even if upon review of the reportable event it is determined not to be a violation so long as the supervised person reported the event in good faith.  The identity of the reporting party will remain confidential.  Upon discovering a violation of any of these policies and procedures, The Cambridge Strategy may impose any sanctions that are deemed appropriate, including but not limited to, disgorgement of profits, reversal of the trade or suspension of trading privileges, verbal warning, written warning, fines, suspension or termination of employment.

SUPERVISION

The Chief Compliance Officer is in charge of establishing, implementing, and supervising the written policies and procedures of The Cambridge Strategy.  The Chief Compliance Officer will establish policies to ensure compliance with the requirements of all applicable federal and state laws and regulations.  In addition, The Chief Compliance Officer will ensure systems are in place to provide safeguards against inadvertent violation of laws, rules and regulations, and against those supervised persons who may be tempted to engage in improper conduct.  The Chief Compliance Officer will be in charge of training all new and current supervised persons on the firm’s internal controls and procedures.  The Chief Compliance Officer will implement testing and reviews designed to provide reasonable assurance that The Cambridge Strategy’s policies and procedures are being followed and are effective.

The Cambridge Strategy considers any communication from a federal, state, or self-regulatory organization a serious matter.  In the event The Cambridge Strategy is contacted, receives a visit, or receives a notice of a visit from any federal, state, or self-regulatory organization, The Chief Compliance Officer must be notified immediately.

In addition, any inquiry from a member of the press must be directed to The Chief Compliance Officer, the compliance department, or members of the compliance committee, who will be responsible for conducting all official correspondence with any members of the media.